Exhibit 10.2

SILVERCREST ASSET MANAGEMENT GROUP INC.

TAX RECEIVABLE AGREEMENT

Dated as of [            ], 2012

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TABLE OF CONTENTS

(continued)

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of             , 2012, is hereby entered into by and among Silvercrest Asset Management Group Inc., a Delaware corporation (the “Company”), Silvercrest L.P., a Delaware limited partnership (“Silvercrest LP”), and each of the other undersigned parties hereto identified as “Limited Partners.”

RECITALS

WHEREAS, the Limited Partners hold Class B Units (“Class B Units”) in Silvercrest LP, which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the Company is the general partner of, and holds Class A Units in, Silvercrest LP;

WHEREAS, the Limited Partners shall from time to time transfer or sell their Class B Units to the Company (an “Exchange”, and each such date an Exchange occurs, an “Exchange Date”) in connection with the initial public offering of Class A common stock, par value $.01 per share, of the Company (“Class A Shares”) or pursuant to the Exchange Agreement (as defined below) in exchange in either case for cash or for Class A Shares;

WHEREAS, Silvercrest LP and its direct and indirect subsidiaries that are treated as partnerships or as disregarded entities for U.S. federal income tax purposes (Silvercrest LP and each such subsidiary, each a “Partnership Subsidiary”) have or will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an Exchange occurs, which election is expected to result in an adjustment to the Tax basis of the assets owned by Silvercrest LP and such subsidiaries, solely with respect to the Company; and

WHEREAS, the parties to this Agreement desire to make certain arrangements to treat a portion of any tax benefits realized by the Company as a result of any Exchange as additional consideration for the Exchange;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advisory Firm” means an independent law or accounting firm that is nationally recognized as being expert in Tax matters.

“Affiliate” means, (i) as to any Person who is an individual, the Immediate Family of such Person and trusts, limited partnerships or other entities for the exclusive benefit of such Person or such Immediate Family and any entity (other than the Company or its Affiliates) that, directly or indirectly, through one or more intermediaries is controlled by or is under common control with such Person, the Immediate Family of such Person, or trusts, limited partnerships or other entities for the exclusive benefit of such Person or such Immediate Family, and (ii) as to any Person which is not an individual, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the avoidance of doubt, the Company’s Affiliates shall include its Control Affiliates. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.4(b).

“Applicable Limited Partner” means in respect of that portion of any Tax Benefit Payment that arises from an Exchange or a deemed Exchange pursuant to clause (v) of the definition of “Valuation Assumptions”, the Exchanging Limited Partner or Limited Partner deemed to Exchange, as applicable.

“Basis Adjustment” means the adjustment (which can be positive or negative) to the Tax basis of an Exchange Asset as a result of an Exchange and the payments made pursuant to this Agreement, as calculated under Section 2.1, under Section 732(b) of the Code (in a situation where, as a result of one or more Exchanges, Silvercrest LP becomes an entity that is disregarded as separate from its owner for Tax purposes), Section 1012, or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, Silvercrest LP remains in existence as an entity for Tax purposes) or otherwise, as applicable, and, in each case, comparable sections of state, local and foreign Tax laws. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Class B Units shall be determined without regard to any Pre-Exchange Transfer of such Class B Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” in respect of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cause” shall have the meaning assigned to it in the LP Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, or any successor provisions thereto) other than the Limited Partners, their Affiliates and their Permitted Transferees:

(A) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting stock of the Company;

(B) in the context of a consolidation, merger or other corporate reorganization in which the Company is not the surviving entity, has 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis; or

(C) has obtained the power (whether or not exercised) to elect a majority of the directors of the Company or its successors;

(ii) the Company or its successors, together with the Limited Partners and their respective Permitted Transferees, cease to own 50% or more of the equity interests of General Partner; or

(iii) the sale of all or substantially all the assets of the Company or of General Partner.

“Class A Shares” is defined in the recitals of this Agreement.

“Class B Units” is defined in the recitals of this Agreement.

“Code” is defined in the recitals of this Agreement.

“Company” is defined in the preamble of this Agreement.

“Company Return” means the U.S. federal, state, local and/or foreign Tax Return, as applicable, of the Company filed with respect to Taxes for any Taxable Year.

“Cumulative Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Company, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 300 basis points.

“Deferrable Portion” is defined in Section 3.1(a).

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax. A Determination shall include the expiration of all periods of limitations relating to the assessment of Tax for a Taxable Year.

“Dispute” is defined in Section 7.8(a).

“Early Termination Conditions” means, with respect to an Early Termination Payment, following: (i) an Early Termination Schedule becoming final and binding, and (ii) either (A) no Payment Condition is applicable or (B) a Payment Condition has been satisfied.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Schedule” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means LIBOR in effect on the applicable date plus 100 basis points.

“Exchange” is defined in the recitals of this Agreement; “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the exchange agreement by and among the Company, Silvercrest LP and the Limited Partners dated as of the date hereof, as the same may be amended from time to time in accordance with the terms thereof.

“Exchange Assets” means each asset that is held by Silvercrest LP or by any Partnership Subsidiary at the time of an Exchange.

“Exchange Basis Schedule” is defined in Section 2.2.

“Exchange Date” is defined in the recitals of this Agreement.

“Exchange Payment” is defined in Section 5.1.

“Expert” is defined in Section 7.9.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Company (or Silvercrest LP or any of its Partnership Subsidiaries, but only with respect to income realized by Silvercrest LP or such Partnership Subsidiary the Tax liability for which is allocable to the Company for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Company Return) but using the Non-Stepped Up Tax Basis instead of the Tax basis of the Exchange Assets and excluding any deduction attributable to Imputed Interest.

“Immediate Family” shall have the meaning assigned to it in the LP Agreement.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Company’s payment obligations under this Agreement.

“Initiating Party” is defined in Section 7.8(a).

“Interest Amount” is defined in Section 3.1(b).

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, as published by Reuters (or other commercially available source providing quotations of LIBOR) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Limited Partner” means any holder of Class B Units of Silvercrest LP and any person who becomes a Limited Partner pursuant to the provisions of the LP Agreement.

“LP Agreement” means, with respect to Silvercrest LP, the Second Amended and Restated Limited Partnership Agreement dated as of [            ], 2012, among the Company and the Limited Partners, as the same may be amended from time to time in accordance with the terms thereof.

“Market Value” means, with respect to the Class A Shares, on any given date: (i) if the Class A Shares are listed for trading on the Nasdaq Stock Market, the closing sale price per share of the Class A Shares on the Nasdaq Stock Market on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Class A Shares are not listed for trading on the Nasdaq Stock Market, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Exchange Act, on which the Class A Shares are listed, (iii) if the Class A Shares are not so listed on a national securities exchange, the last quoted bid price for the Class A Shares on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or (iv) if the Class A Shares are not so quoted by Pink Sheets LLC or a similar organization such value as the Board, in its sole discretion, shall determine in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Notice” is defined in Section 7.1.

“Objection Notice” is defined in Section 2.4(a).

“Opt Out Notice” is defined in Section 3.4(a).

“Panel” is defined in Section 7.8(a).

“Partnership Subsidiary” is defined in the Recitals of this Agreement.

“Payment Conditions” is defined in Section 3.1(c).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” shall mean any of the Specified Permitted Transferees (as defined in the LP Agreement).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Limited Partner) of one or more Class B Units (i) that occurs prior to an Exchange of such Class B Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Company (or a Partnership Subsidiary, but only with respect to income realized by the Partnership Subsidiary the Tax liability for which is allocable to the Company for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Company Return), determined, for the avoidance of doubt, using the “with or without” methodology. If all or a portion of the actual tax liability of the Company (or a Partnership Subsidiary, but only with respect to income realized by the Partnership Subsidiary the Tax liability for which is allocable to the Company for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Company Return) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. If there is a Determination with respect to the Taxable Year to which such assertion relates or any subsequent taxable year, for all purposes under this Agreement, the Net Tax Benefit for such years shall be recalculated to properly reflect the difference, if any, between the amount of liability fixed by such Determination and liability taken into account in calculating the Realized Tax Benefit for the year. For the avoidance of doubt, if such recalculation results in an increased Net Tax Benefit for any year, the Interest Amount of any corresponding Tax Benefit Payment shall accrue from date specified in Section 3.01(b) for such Tax Benefit Payment.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the actual liability for Taxes of the Company (or a Partnership Subsidiary, but only with respect to income realized by the Partnership Subsidiary the Tax liability for which is allocable to the Company for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Company Return) over the Hypothetical Tax Liability for such Taxable Year determined, for the avoidance of doubt, using the “with or without” methodology. If all or a portion of the actual tax liability of the Company (or a Partnership Subsidiary, but only with respect to income realized by the Partnership Subsidiary the Tax liability for which is allocable to the Company for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Company Return) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination. If there is a Determination with respect to the Taxable Year to which such assertion relates or any subsequent taxable year, for all purposes under this Agreement, the Net Tax Detriment for such years shall be recalculated to properly reflect the difference, if any, between the amount of liability fixed by such Determination and liability taken into account in calculating the Realized Tax Detriment for the year. For the avoidance of doubt, if such recalculation results in an increased Net Tax Benefit for any year, the Interest Amount of any corresponding Tax Benefit Payment shall accrue from date specified in Section 3.1(b) for such Tax Benefit Payment.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” means those procedures set forth in Section 7.9.

“Responding Party” is defined in Section 7.8(a).

“Retires” shall have the meaning assigned to it in the LP Agreement.

“Schedule” means any Exchange Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule.

“Scheduled Termination Date” is defined in Section 4.4.

“Senior Obligations” is defined in Section 5.1.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax or Taxes” means any and all U.S. federal, state, local and foreign tax, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest or penalties related to such tax.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Ruling” means a binding ruling by a Taxing Authority with respect to Taxes.

“Taxable Year” means a Taxable year of the Company as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is prepared), in which there is a Basis Adjustment or increased depreciation, amortization or interest deductions attributable to an Exchange.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, or following a Change of Control, as applicable, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Company will have sufficient Taxable income to fully offset the deductions and losses in such Taxable Year attributable to any Basis Adjustment, increased depreciation or amortization deductions attributable to an Exchange, and Imputed Interest, (ii) the U.S. federal income Tax rates and state, local and foreign income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (iii) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be used by the Company on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (iv) any non-amortizable assets will be disposed of on the fifteenth anniversary of the Early Termination Date, provided, however, that, in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (A) the time of sale of the relevant asset or (B) as generally provided in this Valuation Assumption (iv), and (v) if, at the Early Termination Date, there are Class B Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

1.2 Other Definitional and Interpretative Provisions. The words “hereof’, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

2.1 Basis Adjustment.

(a) Exchange Assets. For purposes of this Agreement, as a result of an Exchange, the Company will be entitled to a Basis Adjustment with respect to each Exchange Asset held by Silvercrest LP (and each direct and indirect Subsidiary of Silvercrest LP that is treated as a partnership for U.S. federal income tax purposes), the amount of which Basis Adjustment will generally be determined as the excess (whether positive or negative) of (i) the sum of (x) the Market Value of the Class A Shares, cash or the amount of any other consideration transferred to the Applicable Limited Partner pursuant to the Exchange as payment for the exchanged Class B Units, to the extent attributable to such Exchange Assets, (y) the amount of the payments to be made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such Exchange Assets, and (z) the amount of debt and other liabilities allocated to the Class B Units acquired pursuant to such Exchange, to the extent attributable to such Exchange Assets; over (ii) the Company’s share of Silvercrest LP’s (or such subsidiary partnership’s) basis in such Exchange Assets immediately after the Exchange, attributable to the Class B Units exchanged, determined as if (x) Silvercrest LP (or such subsidiary partnership) remained in existence as an entity for Tax purposes and (y) Silvercrest LP (or such subsidiary partnership) had not made the election provided by Section 754 of the Code.

(b) Imputed Interest. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

2.2 Exchange Basis Schedule. Within 60 calendar days after the filing of the U.S. federal income Tax return of the Company for each Taxable Year, the Company shall deliver to each Limited Partner a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of federal income Taxes, (a) the actual unadjusted Tax basis of the Exchange Assets as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Exchange Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (c) the period or periods, if any, over which the Exchange Assets are amortizable and/or depreciable, (d) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable, and (e) the amount of the payments to be made pursuant to this

Agreement with respect to the Exchanges in such Taxable Year, determined in the Company’s reasonable discretion.

2.3 Tax Benefit Schedule. Within 60 calendar days after the filing of the U.S. federal income Tax return of the Company for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Company shall provide to each Limited Partner a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

2.4 Procedures, Amendments.

(a) Procedure. Every time the Company delivers to the Applicable Limited Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (i) deliver to the Applicable Limited Partner schedules and work papers providing reasonable detail regarding the preparation of such Schedule and (ii) allow the Applicable Limited Partner reasonable access, at no cost to the Applicable Limited Partner, to the appropriate representatives at the Company and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Applicable Limited Partner, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto, provides the Company with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by the Company of an Objection Notice with respect to such Exchange Basis Schedule or Tax Benefit Schedule, the Company and the Applicable Limited Partner shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Limited Partner, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carry forward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE 3

TAX BENEFIT PAYMENTS

3.1 Payments.

(a) Within ten business days of a Tax Benefit Schedule that was delivered to an Applicable Limited Partner becoming final in accordance with Section 2.4(a), the Company shall pay to the Applicable Limited Partner for such Taxable Year the portion, if any, of the Tax Benefit Payment with respect thereto determined pursuant to Section 3.1(b) with respect to which the Payment Conditions have been satisfied. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Limited Partner previously designated by such Limited Partner to the Company. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal income Tax payments. Notwithstanding anything to the contrary herein, the Company shall not be obligated to pay any portion of a Tax Benefit Payment, and the payment of such amount shall not be considered due for any purpose under this Agreement, unless and until the Payment Conditions have been satisfied with respect to such portion (any portion with respect to which the Payment Conditions have not been satisfied, a “Deferrable Portion”).

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of the Cumulative Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1, excluding payments attributable to the Interest Amount; provided, however, that for the avoidance of doubt, no Limited Partner shall be required to return any portion of any previously received Tax Benefit Payment under any circumstances. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without regard to extensions) for filing the Company Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date of the portion of the Net Tax Benefit to which such Interest Amount relates. For the avoidance of doubt, and without duplication, the Interest Amount with respect to a Deferrable Portion of a Tax Benefit Payment shall accrue from the due date of the relevant Tax Return until such Deferrable Portion is paid to the Applicable Limited Partner. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Class B Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing the assumptions in clauses (i), (iii) and (iv) of the definition of Valuation Assumptions, substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

(c) The “Payment Conditions” shall be satisfied with respect to any portion of a Tax Benefit Payment upon the earliest to occur of:

(i) the receipt by the Company of a Tax Ruling that, in the reasonable judgment of the Company, after consultation with the Advisory Firm and the Company’s auditors, confirms that the Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year;

(ii) the receipt by the Company of (a) a written opinion issued by the Advisory Firm identifying any Exchange Assets that are amortizable without regard to the anti-churning rules of Section 1.197-2(h) of the Treasury Regulations, together with (if the opinion relates to less than all of the Exchange Assets) (b) a valuation report prepared by a nationally recognized appraiser or valuation expert setting forth the fair market value, as of the date of the relevant Exchange, of the Exchange Assets identified in such opinion, but only if the opinion and report are satisfactory in form and substance to the Company’s auditors and/or tax preparers, as applicable, to conclude that the Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year without the filing of a Schedule UTP (with respect to such Realized Tax Benefit) with the Company’s Tax Returns and without taking any tax reserve for financial statement purposes (with respect to such Realized Tax Benefit); or

(iii) a final Determination with respect to the Company’s liability for Taxes for the relevant Taxable Year that conclusively determines the amount of Realized Tax Benefit.

Notwithstanding anything to the contrary contained herein, Exchange Assets that are not, in the reasonable judgment of the Company, after consultation with the Advisory Firm and the Company’s auditors, section 197 intangibles within the meaning of section 197(d)(1) of the Code, shall be treated as satisfying the requirement of Section 3.01(c)(ii)(a). The Company shall make reasonable efforts to determine whether the Payment Conditions are satisfied with respect to an amount of any Tax Benefit Payment before delivering the Tax Benefit Schedule for a Taxable Year, and in any event as soon as reasonably practicable thereafter.

3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Company’s Cumulative Realized Tax Benefit, and the Interest Amount thereon, being paid to the Limited Partners pursuant to this Agreement upon and subject to the satisfaction of the Payment Conditions.

3.3 Pro Rata Payments. For the avoidance of doubt, to the extent that (i) the Company’s deductions with respect to any Basis Adjustment are limited in a particular Taxable Year or (ii) the Company lacks sufficient funds to satisfy or is prevented under any credit agreement or other arrangement from satisfying its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Limited Partner in the same proportion as Tax Benefit Payments would have been made absent the limitations in clauses (i) and (ii) of this Section 3.3, as applicable.

3.4 Termination of Payments under Certain Circumstances. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that a Limited Partner (i)

breaches the restrictive covenants applicable to such Limited Partner as set forth in Section 5.5 of the LP Agreement, (ii) breaches the restrictive covenants applicable to such Limited Partner as set forth in Section 11.7 of the LP Agreement, (iii) is terminated for Cause by the Company, Silvercrest LP or its Affiliates, or (iv) voluntarily resigns or Retires from the Company, Silvercrest LP or its Affiliates and directly or indirectly, owns, manages, operates, controls, is employed by, advised or in any manner participates or engages in any business that is competitive with any business in which Silvercrest LP, the Company or their respective Affiliates are engaged or have been engaged at any time during the twelve (12) months following such Limited Partner’s termination of employment, then all Tax Benefit Payments to such Limited Partner shall cease and the Company shall have no obligations under this Agreement, including the obligation to make Tax Benefit Payments, to such Limited Partner.

ARTICLE 4

TERMINATION

4.1 Early Termination and Breach of Agreement.

(a) The Company may terminate this Agreement with respect to all of the Class B Units held (or previously held and Exchanged) by all Limited Partners at any time by paying to the Limited Partners the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by all Limited Partners, and provided, further, that the Company may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Company, neither the Limited Partners nor the Company shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed by the Company acting in good faith and the Applicable Limited Partner to be due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Company makes the Early Termination Payments with respect to all Limited Partners, the Company shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Limited Partners under Section 4.3(a).

(b) In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, Title 11, U.S.C., or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment agreed by the Company acting in good faith and any Applicable Limited Partner to be due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Company breaches this Agreement, the Limited Partners shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c) The Company, Silvercrest LP and each of the Limited Partners hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for U.S. federal income Tax or other applicable Tax purposes.

4.2 Early Termination Notice. If the Company chooses to exercise its right of early termination under Section 4.1 above, the Company shall deliver to each present or former Limited Partner a notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Company’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment including that portion of the Early Termination Payment that has satisfied the Payment Conditions and that portion of the Early Termination Payment that has not, as of the Early Termination Date, satisfied a Payment Condition. The Early Termination Schedule shall become final and binding on all parties unless an Applicable Limited Partner, within 30 calendar days after receiving the Early Termination Schedule, provides the Company with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Company of the Material Objection Notice, the Company and the relevant Limited Partner shall employ the Reconciliation Procedures as described in Section 7.9 of this Agreement.

4.3 Payment upon Early Termination.

(a) Within 30 calendar days of the Early Termination Conditions being satisfied with respect to an Early Termination Payment (or a portion thereof), the Company shall pay to each Applicable Limited Partner an amount equal to the Early Termination Payment (or the portion thereof for which the Early Termination Conditions have been satisfied), plus interest calculated at the Agreed Rate from the Early Termination Date until the Payment Date of such Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Applicable Limited Partner. For the avoidance of doubt, after the initial Early Termination Payment, the Company will be required to make additional payments to the Limited Partner with respect to the Deferrable Portion of the Early Termination Payment if and when a Payment Conditions has been satisfied with respect to such Deferrable Portion. In addition, the Company shall pay the Limited Partner an amount equal to the Realized Tax Benefit resulting from the sale of a non-amortizable asset. Such payment shall be due 30 calendar days after such sale has closed.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the Applicable Limited Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the Applicable Limited Partner beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

4.4 Scheduled Termination. No Tax Benefit Payment shall accrue, or shall become due or payable with respect to any Exchange after the sixtieth anniversary (the “Scheduled Termination Date”) of the effective date of such Exchange. For avoidance of doubt, this Agreement shall continue to be in effect in periods after the Scheduled Termination Date with respect to Tax Benefit Payments that arise on or before such date, or any adjustment thereto, and shall terminate upon such time as when all Tax Benefit Payment due and payable hereunder have been paid and the Determinations have been made with respect to all such payments.

ARTICLE 5

SUBORDINATION AND LATE PAYMENTS

5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Company to the Limited Partners under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Company and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Company that are not Senior Obligations.

5.2 Late Payments by the Company. The amount of all or any portion of any Exchange Payment not made to any Limited Partner when due (without regard to Section 5.1) under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE 6

NO DISPUTES; CONSISTENCY; COOPERATION

6.1 Limited Partner Participation in the Company and Silvercrest LP’s Tax Matters. Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company and Silvercrest LP, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Company shall notify each relevant Limited Partner of, and keep such Limited Partner reasonably informed with respect to the portion of any audit of the Company and Silvercrest LP by a Taxing Authority the outcome of which is reasonably expected to affect such Limited Partner’s rights and obligations under this Agreement, and shall provide to such Limited Partner reasonable opportunity to provide information and other input to the Company, Silvercrest LP and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Company and Silvercrest LP shall not be required to take any action that is inconsistent with any provision of the LP Agreement.

6.2 Consistency. The Company and the Applicable Limited Partner agree to report and cause to be reported for all purposes, including U.S. federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Company in any Schedule required to be provided by or on behalf of the Company under this Agreement. In this regard, the Company and the Applicable Limited Partner agree to report any gain of the Limited Partner resulting from an Exchange as capital gain unless the Company is advised otherwise by an Advisory Firm. Any Dispute concerning such advice shall be subject to the terms of Section 7.9. In the event that an Advisory Firm is replaced, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless (a) otherwise required by law or (b)  the Company and the Applicable Limited Partner agree to the use of other procedures and methodologies.

6.3 Cooperation. The Applicable Limited Partner shall (a) furnish to the Company in a timely manner such information, documents and other materials, or make such representations, as the Company may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Company and its representatives to provide explanations of documents and materials and such other information as the Company or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter described in clause (a) above. The Company shall reimburse the Applicable Limited Partner for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE 7

MISCELLANEOUS

7.1 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 7.1) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:.

If to the Company, to:

Silvercrest Asset Management Group Inc.

1330 Avenue of the Americas

38th Floor

New York, NY 10019

(T) (212) 649-0600

(F) (212) 212-649-0625

Attention: General Counsel

with a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

(T) (212) 705-7000

(F) (212) 752-5378

Attention: Floyd I. Wittlin, Esq.

if to Silvercrest LP, to:

Silvercrest L.P.

1330 Avenue of the Americas

38th Floor

New York, NY 10019

(T) (212) 649-0600

(F) (212) 212-649-0625

Attention: General Counsel

with a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

(T) (212) 705-7000

(F) (212) 752-5378

Attention: Floyd I. Wittlin, Esq.

If to Limited Partners:

the address and facsimile number set forth in the records of Silvercrest LP.

7.2 Counterparts. This Agreement may be executed in any number of counterparts, including electronic counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument, it being understood that both parties need not sign the same counterpart.

7.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any rights or remedies hereunder.

7.4 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof that would mandate the application of the laws of another jurisdiction.

7.5 Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.6 Successors; Assignment; Amendments; and Waivers.

(a) No Limited Partner may assign this Agreement to any person without the prior written consent of the Company; provided, however, that (i) to the extent Class B Units are transferred in accordance with the terms of the LP Agreement, the transferring Limited Partner shall have the option to assign to the transferee of such Class B Units the transferring Limited Partner’s rights under this Agreement with respect to such transferred Class B Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to become a “Limited Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Limited Partner pursuant to this Agreement with respect to the Exchanged Class B Units may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to be bound by Section 7.12 and acknowledging specifically the terms of Section 7.6(b). For the avoidance of doubt, if a Limited Partner transfers Class B Units but does not assign to the transferee of such Class B Units such Limited Partner’s rights under this Agreement with respect to such transferred Class B Units, such Limited Partner shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Class B Units.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Company and Silvercrest LP and by Limited Partners who would be entitled to receive at least fifty one percent (51%) of the Early Termination Payments payable to all Limited Partners hereunder if the Company had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Limited pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain Limited Partners will or may receive under this Agreement unless all such Limited Partners disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.7 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.

7.8 Resolution of Disputes.

(a) Any and all claims, disputes and other disagreements arising hereunder (each, a “Dispute”) which are not governed by Section 7.9, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non- performance of this Agreement (including the validity, scope and enforceability of this Section 7.8 and Section 7.9) shall be governed by this Section 7.8. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall, at the request of any party, after providing written notice to the other party or parties to the Dispute, be submitted to arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The proceeding shall be confidential. The party initially asserting the Dispute (the “Initiating Party”) shall notify the other party (the “Responding Party”) of the name and address of the arbitrator chosen by the Initiating Party and shall specifically describe the Dispute in issue to be submitted to arbitration. Within 30 days of receipt of such notification, the Responding Party shall notify the Initiating Party of its answer to the Dispute, any counterclaim which it wishes to assert in the arbitration and the name and address of the arbitrator chosen by the Responding Party. If the Responding Party does not appoint an arbitrator during such 30-day period, appointment of the second arbitrator shall be made by the American Arbitration Association upon request of the Initiating Party. The two arbitrators so chosen or appointed shall choose a third arbitrator, who shall serve as president of the panel of arbitrators (the “Panel”) thus composed. If the two arbitrators so chosen or appointed fail to agree upon the choice of a third arbitrator within 30 days from the appointment of the second arbitrator, the third arbitrator will be appointed by the American Arbitration Association upon the request of the arbitrators or either of the parties. In all cases, the arbitrators must be persons who have substantial experience in tax matters. The arbitrators will act by majority decisions. Any decision of the arbitrators shall (i) be rendered in writing and shall bear the signatures of at least two arbitrators, and (ii) identify the members of the Panel, and the time and place of the award granted. Absent fraud or manifest error, any such decision of the Panel shall be final, conclusive and binding on the parties to the arbitration and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, that each party shall pay for and bear the costs of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. The parties shall complete all discovery within 30 days after the Panel is composed, shall complete the presentation of evidence to the Panel within 15 days after the completion of discovery, and a final decision with respect to the matter submitted to arbitration shall be rendered within 15 days after the completion of presentation of evidence. The parties hereto shall cause to be kept a record of the proceedings of any matter submitted to arbitration hereunder. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of Section 7.8(a), the Company may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.8(b), each Limited Partner (i) expressly consents to the application of Section 7.8(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Company as such Limited Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Limited Partner in writing of any such service of process, shall be deemed in every respect effective service of process upon the Limited Partner in any such action or proceeding.

(c) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby that is brought in accordance with Section 7.8(b) shall be brought and maintained exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York located in the County of New York. Each of the parties irrevocably consents to submit to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding. Process in any such suit, action or proceeding in such courts may be served, and shall be effective, on any party anywhere in the world, whether within or without the jurisdiction of any such court, by any of the methods specified for the giving of Notices pursuant to Section 7.01. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection or defense that it may now or hereafter have based on venue, inconvenience of forum, the lack of personal jurisdiction and the adequacy of service of process (as long as the party was provided Notice in accordance with the methods specified in Section 7.01) in any suit action or proceeding brought in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.9 Reconciliation. In the event that the Company and the relevant Limited Partner are unable to resolve a disagreement with respect to the matters governed by Sections 2.4, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Company or the relevant Limited Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution. In the event that this reconciliation provision is utilized, the fees of the Expert shall be paid in proportion to the manner in which the dispute is resolved, such that, for example, if the entire dispute is resolved in favor of the Company, the relevant Limited Partner shall pay all of the fees, or if the items in dispute are resolved 50% in favor of the Company and 50% in favor of the relevant Limited Partner, each of the Company and the relevant Limited Partner shall pay 50% of the fees of the Expert. Any Dispute as to whether a Dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Company and the relevant Limited Partner and may be entered and enforced in any court having jurisdiction.

7.10 Withholding. The Company shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Limited Partner.

7.11 Admission of the Company into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Company becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax return pursuant to Sections 1501, et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated Taxable income of the group as a whole.

(b) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized

Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully Taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

7.12 Confidentiality.

(a) Each Limited Partner and assignee acknowledges and agrees that the information of the Company and of its Affiliates is confidential and, except in the course of performing any duties as necessary for the Company and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Company and its Affiliates and successors, concerning Silvercrest LP and its Affiliates and successors or the other Limited Partners, learned by the Limited Partner heretofore or hereafter. This Section 7.12(a) shall not apply to (i) any information that has been made publicly available by the Company or any of its Affiliates, becomes public knowledge (except as a result of an act of such Limited Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Limited Partner to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Limited Partner and assignee (and each employee, representative or other agent of such Limited Partner or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Company, Silvercrest LP, the Limited Partners and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Limited Partners relating to such Tax treatment and Tax structure.

(b) If a Limited Partner or assignee commits a breach, or threatens to commit a breach, of any of the provisions of Section 7.12(a), the Company shall have the right and remedy to have the provisions of Section 7.12(a) specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company or any of its Subsidiaries or the other Limited Partners and the accounts and funds managed by the Company and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.13 No Joint Venture. Parties hereto intend that the relationships created hereunder and under the Exchange Agreement be solely that of transferor and transferee of the Class B Units as determined herein. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between or among the parties nor to grant the exchanging Limited Partners any interest in the exchanged Class B Units other than that of a transferor.

7.14 Partnerships. The Company hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and such Person shall be treated as a “Partnership Subsidiary” for all purposes of this Agreement.

7.15 Construction. This Agreement shall be decided by a court of law and shall not be construed in favor of the drafters of this Agreement.

7.16 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, Silvercrest LP and each Limited Partner have duly executed this Agreement as of the date first written above.

Silvercrest Asset Management Group Inc.

By:
Name:	G. Moffett Cochran
Title:	Chairman, Chief Executive Officer

Silvercrest L.P.

By:	Silvercrest Asset Management Group Inc.
Title:	General Partner of Silvercrest L.P.

By:
Name:	G. Moffett Cochran
Title:	Chairman, Chief Executive Officer

Signature Page to Tax Receivable Agreement

CLASS B PARTNERS:

Jeffrey C. Allen

Edward F. Appel

Matthew Arpano

Patrick A. Bittner
James J. Bleakley, Jr. Revocable Trust dated May 15, 2002

By:
Name:	James J. Bleakley, Jr.
Title:	Trustee

Jeremiah M. Bogert
The Margot C. Bogert and Jeremiah M. Bogert Family Trust

By:
Name:	Jeremiah M. Bogert
Title:	Trustee

Ben Brewster

Signature Page to Tax Receivable Agreement

Brewster 1966 Trust

By:
Name:
Title:

Russell Brown

David J. Campbell

Kim Campione

G. Moffett Cochran

The Moffett Cochran GRAT 2010

By:
Name:	G. Moffett Cochran
Title:	Trustee

The Peyton Cochran Trust

By:
Name:	G. Moffett Cochran
Title:	Trustee

The Lee Cochran Trust

By:
Name:	G. Moffett Cochran
Title:	Trustee

Anthony Fiore

Scott A. Gerard

Signature Page to Tax Receivable Agreement

J. Allen Gray

Hamar Capital Limited

G. David Hamar, Jr.

George David Hamar Trust DDD 2/3/2006 for Katherine Anne Phelps Hamar

By:
Name:	G. David Hamar, Jr.
Title:	Trustee

G. David Hamar, Jr.

Burnett Hansen

The Linda M. Hartley Revocable Lifetime Trust

By:
Name:	Linda M. Hartley
Title:	Trustee

Robert F. Hill

Richard R. Hough

Investor Records Holdings, LLC

By:
Name:	Benjamin Brewster
Title:

Martin Jaffe

Signature Page to Tax Receivable Agreement

Cathy A. Jameson

Bart A. Johnston

Todd Kanter

Kanter Marathon Holding LLC

By:
Name:	Todd Kanter
Title:	Member

Lanark Holdings LLC

By:
Name:	Benjamin Brewster
Title:	Member

Allen J. Laufer

David B. MacNeil

Paul McCrann

Sally Megear

Albert S. Messina

Signature Page to Tax Receivable Agreement

Jeremiah Milbank

Stanley H. Reese

Ian W. Smith

Douglas M. Stevenson

John B. Stevenson

David Taylor

Peter Tobeason

Roger W. Vogel

Carter Whisnand

Signature Page to Tax Receivable Agreement

EXHIBIT A

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [                    ] by and among Silvercrest Asset Management Group, Inc., a Delaware corporation (the “Company”), Silvercrest L.P., a Delaware limited partnership (“Silvercrest LP”),                     (the “Transferor”), and [                    ] (“Permitted Transferee”).

WHEREAS, on [                    ] the Permitted Transferee acquired (the “Acquisition”) Class B Units in Silvercrest LP and, together with all other Class B Units hereinafter acquired by the Permitted Transferee from Transferor and its Permitted Transferees (as defined in the Tax Receivable Agreement dated as of [                    ] 2012 (as the same may be amended from time to time, the “Tax Receivable Agreement”), among the Company, Silvercrest LP and the other parties thereto), the “Acquired Interests”) from Transferor and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6 of the Tax Receivable Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Permitted Transferee hereby agrees as follows:

1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

1.2 Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Limited Partner” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement, including but not limited to, being bound by Sections 2.4, 4.2, 6.1, 6.2 and 7.12 of the Tax Receivable Agreement, with respect to the Acquired Interests, and any other Acquired Interests Permitted Transferee acquires hereafter. Permitted Transferee hereby acknowledges the terms of Section 7.6(b) of the Tax Receivable Agreement.

1.3 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

1.4 Governing Law. THIS JOINDER SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS

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PRINCIPLES THEREOF THAT WOULD MANDATE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature page follows.]

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

Name:
Address:

Address for Notices:

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